EXHIBIT 10.9

PHANTOM UNITS AGREEMENT

Pursuant to the terms of the
Cheniere Energy Partners, L.P. Long-Term Incentive Plan

1.    Grant of Phantom Units. Subject to and in accordance with the terms and conditions of this document, Cheniere Energy Partners GP, LLC, a Delaware limited liability company (“Company”), hereby awards to     _______________________ (“Participant”) [_______] phantom units, which are notional units of common units (“Units”) of Cheniere Energy Partners, L.P. (the “Partnership”) (the “Phantom Units”). This Phantom Units Agreement (“Phantom Units Agreement”) is dated as of [________]. The Phantom Units are awarded pursuant to and to implement in part the Cheniere Energy Partners, L.P. Long-Term Incentive Plan (as amended and in effect from time to time, the “Plan”) and are subject to the restrictions, forfeiture provisions and other terms and conditions of the Plan, which is hereby incorporated herein and is made a part hereof, and this Phantom Units Agreement. By execution of this Phantom Units Agreement, Participant agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by the Phantom Units Agreement, together with all rules and determinations from time to time issued by the Committee pursuant to the Plan. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided. All references to specified paragraphs pertain to paragraphs of this Phantom Units Agreement unless otherwise provided.

2.    Risk of Forfeiture. Participant shall immediately forfeit all rights to any Phantom Units which have not vested and with respect to which the restrictions thereon have not lapsed in the event of the termination, resignation, or removal of Participant from employment with Company and its Affiliates under circumstances that do not cause Participant to become fully vested, and the restrictions on such Phantom Units to lapse, under the terms of the Plan and this Phantom Units Agreement.

3.    Restricted Period; Vesting. Subject to the provisions of this Phantom Units Agreement including, without limitation, the following provisions of this Paragraph 3, Participant shall vest in his or her rights to the Phantom Units and the restrictions imposed thereon shall lapse with respect to 25% of the Phantom Units on the first anniversary of the date hereof, and shall vest at 25% on the second anniversary of the date hereof with another 25% on the third anniversary of the date hereof and with the remainder of the Phantom Units vesting on the fourth anniversary of the date hereof (each such date, a “Time-Based Vesting Date”).

The period from the date hereof until the Phantom Units have become one hundred percent (100%) vested and the restrictions thereon have lapsed shall be referred to as the “Restricted Period.” Certain “vesting dates” described in Paragraph 6 relating to events following a Change in Control or the “Definitive Agreement Execution Date” (as defined in Paragraph 6 below) may not be the actual dates on which Participant's Phantom Units become nonforfeitable for federal tax purposes, but are treated as payment dates under this Phantom Units Agreement.

To the extent a Phantom Unit shall become fully vested and the restrictions imposed thereon shall have lapsed pursuant to this Paragraph 3 or earlier pursuant to Paragraph 6 of this

Phantom Units Agreement, Participant shall be entitled to receive an amount of cash equal to the Fair Market Value of a Unit on the applicable vesting date. Such payment shall be made as soon as practicable, but in no event later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs as provided for in this Phantom Units Agreement and the restrictions lapse. Should Participant die before receiving all amounts payable under this Paragraph 3, the balance due shall be paid to his estate. Participant's right to any amounts described in this Paragraph 3 shall not rise above those of a general creditor of Company.

4.    Transferability. Phantom Units shall not be transferable (by operation of law or otherwise) by Participant or any other person claiming through or under Participant, other than by Participant's will or the laws of descent or distribution. Any attempt to sell, assign, transfer, pledge, exchange, hypothecate, or otherwise dispose of any Phantom Units shall be void and unenforceable.

5.    Ownership Rights and Distribution Equivalent Rights. A Phantom Unit is a notional Unit of Company and, as a result, does not provide or give rise to any right to a Unit or to receive the Fair Market Value of a Unit except as specifically provided in the Plan and this Phantom Units Agreement. During the Restricted Period, any distribution in the form of cash paid or delivered by the Partnership on a Unit shall not entitle Participant to an equal amount of cash with respect to each Phantom Unit.

6.    Termination of Employment; Change in Control. Except as provided otherwise in this Paragraph 6, if Participant's service with Company and its Affiliates shall be terminated for any reason, any unvested Phantom Units outstanding at the time of such termination and all rights thereunder shall be forfeited without payment under Paragraph 3 or 5 and no further vesting shall occur; provided however, that any Phantom Units not then vested shall vest upon the death or Disability of Participant. For purposes of this Phantom Units Agreement, the term “Disability” as it relates to Participant shall mean that Participant is “disabled” as described in accordance with Treasury Regulation Section 1.409A-3(i)(4) and Section 409A(a)(2)(C) of the Code.

In the event of a Change in Control, any Phantom Units not then vested shall vest upon the resignation or removal of Participant from service with Company and its Affiliates for any reason within one (1) year from the effective date of such Change in Control and be paid pursuant to Paragraph 3 of this Phantom Units Agreement as a result of such termination of service vesting event. As provided for in the Plan, with respect to any amounts payable to Participant under this Phantom Units Agreement that would be considered “non-qualified deferred compensation” under Section 409A of the Code, the term “Change in Control” shall mean a change in the ownership or effective control of the Partnership or the Company, or in the ownership of a substantial portion of the assets of the Partnership or the Company, determined in each case under Section 409A of the Code and applicable Treasury Regulations.

In the event the Partnership enters into a definitive agreement related to the initial equity financing of the Sabine Pass Liquefaction project during the term of this Phantom Units Agreement, any Phantom Units not then vested shall vest upon the resignation or removal of Participant from service with Company and its Affiliates following the execution date of such definitive agreement (the “Definitive Agreement Execution Date”) and be paid pursuant to

Paragraph 3 of this Phantom Units Agreement as a result of such termination of service vesting event.

7.    Adjustment of Units. In the event of any distribution (whether in the form of cash, Common Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of Partnership, issuance of warrants or other rights to purchase Units or other securities of Partnership, or other similar transaction or event affects the Units, then the Committee shall, in such manner as it may deem equitable, make adjustments to the terms and provisions of this Phantom Units Agreement pursuant to Section 4(c) of the Plan in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

8.    Certain Restrictions. By executing this Phantom Units Agreement, Participant agrees that Participant will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Securities Act of 1933 or any other securities law or with this Phantom Units Agreement. Participant agrees that Company shall not be obligated to take any affirmative action in order to cause the Phantom Units subject to this Phantom Units Agreement to comply with any law, rule or regulation.

9.    Amendment and Termination. This Phantom Units Agreement may not be terminated by the Committee at any time without the written consent of Participant. This Phantom Units Agreement may be amended in writing by Company and Participant, provided Company may amend this Phantom Units Agreement unilaterally (i) if the amendment does not adversely affect Participant's rights hereunder in any material respect, (ii) if Company determines that an amendment is necessary to comply with Rule 16b-3 under the Exchange Act or other applicable law, or (iii) if Company determines that an amendment is necessary to meet the requirements of the Code or to prevent adverse tax consequences to Participant. No amendment or termination of the Plan will adversely affect the rights and privileges of Participant under this Phantom Units Agreement or to the Phantom Units granted hereunder without the written consent of Participant.

10.    No Guarantee of Service. Neither this Phantom Units Agreement nor the award of Phantom Units hereunder shall confer upon Participant any right with respect to continuance of employment or other service with Company or any Affiliate, nor shall it interfere in any way with any right Company or any Affiliate would otherwise have to terminate such Participant's employment or other service at any time.

11.    Community Interest of Spouse. The community interest, if any, of any spouse of Participant in any Phantom Units shall be subject to all of the terms, conditions and restrictions of this Phantom Units Agreement and the Plan.

12.    Severability. In the event that any provision of this Phantom Units Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Phantom Units Agreement, and this Phantom Units Agreement shall be construed and enforced as of the illegal, invalid, or unenforceable provision had never been included herein.

13.    Governing Law. This Phantom Units Agreement shall be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

14.    Section 409A of the Code. This Phantom Units Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Phantom Units Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Notwithstanding anything to the contrary in this Phantom Units Agreement, with respect to any amounts payable to Participant under this Phantom Units Agreement in connection with a termination of Participant's service with Company that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of service be considered to have occurred under this Phantom Units Agreement unless such termination constitutes the Participant's “separation from service” with Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto. The payments to Participant shall be made within the period described in Paragraph 3 following a Time-Based Vesting Date, as specified payment dates, or if earlier, the death or Disability of Participant or, subject to the conditions of Paragraph 6, Participant's separation from service following a Change in Control or the Definitive Agreement Execution Date. Notwithstanding anything to the contrary contained in this Phantom Units Agreement, with respect to any amounts payable to Participant under this Phantom Units Agreement during a specified period of time following the occurrence of a payment event, the actual date of payment during such specified period will be determined by Company, in its sole and absolute discretion.

COMPANY:

CHENIERE ENERGY PARTNERS GP, LLC

By:_____________________________________________
Printed Name: ____________________________
Title: Sr. Vice President & Chief Financial Officer

PARTICIPANT:

By:_______________________________________________
(Signature)